    EXHIBIT 10.5

AMENDED AND RESTATED

INTER-COMPANY CREDIT AGREEMENT

BY AND BETWEEN

EASTERN ENERGY GAS HOLDINGS, LLC

AND

EASTERN GAS TRANSMISSION AND STORAGE, INC.

Dated Effective as of March 1, 2023

AMENDED AND RESTATED INTER-COMPANY CREDIT AGREEMENT
This Amended and Restated Inter-Company Credit Agreement (this “Agreement”), dated effective as of March 1, 2023, by and between EASTERN ENERGY GAS HOLDINGS, LLC (“EEGH”), a Virginia limited liability company, and EASTERN GAS TRANSMISSION AND STORAGE, INC. (“EGTS”), a Delaware corporation (each of EEGH and EGTS referred to as a “party,” and collectively, the “parties”), establishes the terms and conditions agreed to by and between the parties.
WHEREAS, EEGH and EGTS entered into that certain Inter-Company Credit Agreement dated as of November 1, 2020 (as amended, the “2020 IRCA”); and
WHEREAS, EEGH and EGTS desire to amend and restate the 2020 IRCA and replace it with this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, EEGH and EGTS agree as follows:
ARTICLE I
GENERAL PROVISIONS
Section 1.01    Definitions.
“Available Credit” means, as of any day, Four Hundred Million Dollars ($400,000,000) less the aggregate amount of Loans then outstanding.
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that such day is also a day on which EEGH is open for business.
“Base Rate” means, as of any date, a rate that is equivalent to the One Month Term SOFR as of the date of such determination, plus a basis point spread above the One Month Term SOFR that is equal to 0.50%.
“Drawdown Date” means a Business Day selected by EGTS upon which all or any portion of any Loan shall be funded.
“Dollars or $” means lawful money of the United States of America.
“Effective Date” shall be such day as this Agreement becomes effective pursuant to Section 4.06 hereof.
“Final Maturity Date” means: (i) the Regular Maturity Date (as the same may be extended pursuant to Section 2.08 of this Agreement); or (ii) such earlier termination date as may occur pursuant to Section 3.01 or 3.02 hereof. If the Final Maturity Date is not a Business Day, the next succeeding Business Day shall be deemed to be the Final Maturity Date.
“Indebtedness” means (i) all indebtedness or other obligations of EGTS for borrowed money, including without limitation the Note; (ii) all indebtedness or other obligations of any other Person for borrowed money in respect of which EGTS is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser or otherwise (except as endorser for collection in the ordinary course of business); and (iii) all financing lease obligations of EGTS.
“Interest Payment Date” means, except as may be otherwise agreed by EEGH and EGTS, the fifteenth (15th) calendar day of each month and any date upon which 100% of the outstanding principal amount of the Loans is due and payable. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the immediately preceding Business Day.
“Loan” means a loan made to EGTS under Section 2.01 of this Agreement.
“Note” means the promissory note of EGTS, payable to the order of EEGH and substantially in the form annexed hereto as Exhibit A, evidencing at any given time the Loans outstanding under this Agreement, as the same may be amended, modified, supplemented, renewed or extended from time to time and any replacement thereof or substitution therefor.
“One Month Term SOFR” shall mean the interest rate per annum (rounded upward, if not an integral multiple of 1/100 of 1% to the nearest 1/100 of 1% per annum) appearing on the Bloomberg Financial Markets system, or CME Term SOFR Page (or any successor page) as the Secured Overnight Financing rate for deposits in U.S. Dollars, in an amount comparable to the amount of the Note, having one month maturity at approximately 8:00 a.m. (EST) on the 15th calendar day of such month; provided that if any such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Person” means an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof
“Regular Maturity Date” means the date which is one (1) year from the Effective Date of this Agreement, as the same may be extended pursuant to Section 2.08 to this Agreement.
Section 1.02    Interpretation of Definitions. All definitions in the singular shall, unless the context specifies otherwise, include and mean the plural, and all references to the masculine gender shall include the feminine; and vice versa.
Section 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of EGTS’s and/or EEGH’s financial statements, and any financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.
ARTICLE II
CONCERNING THE LOANS
Section 2.01    Loans. During the period from the Effective Date to and including the Final Maturity Date, EEGH agrees to make Loans to EGTS upon the terms and conditions set forth herein in an aggregate outstanding principal amount not to exceed Four Hundred Million Dollars ($400,000,000); provided, however, that EEGH retains sole and absolute discretion to approve or reject any request for a Loan by EGTS. During the term of this Agreement, to but excluding the Final Maturity Date, EGTS, at its option without penalty or premium, may from time to time repay all or any part of any Loan as provided in Section 2.06 hereof, and may re-borrow any amount of such Loan that has been repaid. The entire unpaid principal balance of the Note, together with interest accrued thereon, shall be due and payable in full on the Final Maturity Date.

Section 2.02    Requests for Loans; Accounting. EGTS agrees to keep EEGH advised of its short-term borrowing needs, and any requests for Loans hereunder shall be for a proposed amount and Drawdown Date consistent with such short-term borrowing needs. EEGH reserves the right to require EGTS to deliver a prompt written confirmation of any oral request for a Loan, together with, if requested by EEGH, a general statement of the contemplated disposition of the proceeds. No Loan shall be in excess of the Available Credit, and no part of any Loan may mature later than the Final Maturity Date. Increases and decreases in the amounts due and payable by EGTS under this Agreement and the Note shall be evidenced by book entries, and EEGH shall maintain a current daily accounting of all Loans to EGTS under this Agreement. Such accounting shall be maintained in electronic format and shall indicate the Base Rate in effect from time to time. Upon request, EEGH shall provide EGTS copies of such current accounting.
Section 2.03    Interest on the Loan. Daily accrued interest at the Base Rate on the outstanding principal balance of the Loans, calculated on the basis of a 360-day year and the actual number of days elapsed, shall be determined by EEGH as of the close of each Business Day. The rate to be used for any day other than a Business Day will be the Base Rate on the immediately preceding Business Day. All accrued and unpaid interest on all Loans shall be due and payable in arrears by EGTS on each Interest Payment Date. If unpaid, interest shall automatically be added to the principal on the day when due, and such interest shall bear interest hereunder until paid. The nonpayment of interest shall not be a default under this Agreement, unless such interest is due on the Final Maturity Date.
Section 2.04    The Note. EGTS’s obligation to repay the outstanding balance of each Loan shall be evidenced by the Note. The Note shall be executed by a duly authorized officer of EGTS and delivered to EEGH on the Effective Date. The Note shall be payable to the order of EEGH at its offices in the City of Richmond, Virginia, and shall mature on the Final Maturity Date (subject to the terms of Article III hereof). The Loans and the Note evidencing the Loans shall accrue interest at the Base Rate as provided in Section 2.03 hereof, which interest shall be payable at the offices of EEGH in the City of Richmond, Virginia at the times specified in Section 2.03. Upon payment in full on the Final Maturity Date of the outstanding principal balance of the Note and all interest accrued thereon, EEGH shall promptly return such Note marked “Cancelled” to EGTS.
Section 2.05    Funding and Repayment. Each Loan shall be made in Dollars in immediately available funds on the Drawdown Date. All Loans shall be made in the form of open account advances, repayable not more than one year from the date of the first advance. All or any portion of each Loan is payable on demand of EEGH. All repayments and prepayments by EGTS of principal and all payments by EGTS of interest shall be made without deduction, set off, abatement, suspension, deferment, defense or counterclaim, on or before the due date of repayment or payment, and shall be made in Dollars in immediately available funds. All payments received from EGTS shall be applied as follows: first, to the payment of interest due on the Loans; and second, to the repayment of principal due on the Loans.
Section 2.06    Optional Prepayments. EGTS may, at its option, prepay all or any part of the Loans at any time and from time to time without penalty or premium.
Section 2.07    Use of Loan Proceeds. The proceeds of the Loans may be used by EGTS or its subsidiaries for any lawful purpose.
Section 2.08    Automatic Extension of Regular Maturity Date. If, on or before the day which is ninety (90) days prior to the then Regular Maturity Date of this Agreement, neither of the parties to this Agreement shall have given notice to the other party that it wishes this

Agreement to expire on said Regular Maturity Date, then said Regular Maturity Date shall be deemed to have been extended automatically for an additional one (1) year period.
ARTICLE III
TERMINATION
Section 3.01    Termination of Agreement. Anything in this Agreement or the Note to the contrary notwithstanding, if any of the following events shall occur and be continuing, EEGH, at its option, shall have the right to terminate this Agreement and/or to make the outstanding principal amount of the Loans and interest thereon immediately due and payable upon written or oral notice to EGTS, without the requirement of any further notice, demand or presentment of the Note for payment, all of which are expressly waived by EGTS:
ARTICLE IEGTS shall fail to pay any Indebtedness or any interest or premium thereon owing by EGTS to any Person when due or within any grace period applicable thereto, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or EGTS shall fail to perform any term, covenant or agreement on its part to be performed under this Agreement, the Note or any other agreement or instrument evidencing or securing or relating to any Indebtedness owing by EGTS when required to be performed, if such failure permits the acceleration of the maturity of such Indebtedness, unless such failure to perform shall have been waived by the holder or holders of such Indebtedness prior to any acceleration hereunder;
(a)This Agreement or the Note shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of this Agreement or the Note shall be contested by any Person, or EGTS shall deny that it has any or further liability or obligation hereunder and thereunder; or
(b)EGTS shall have entered against it an order for relief as a bankrupt or insolvent, or admit in writing its inability to pay its just debts as they mature, or make an assignment for the benefit of the creditors; or EGTS shall apply for or consent to the appointment of any receiver, trustee, custodian, sequestrator, assignee for the benefit of creditors or similar officer for it or for all or any substantial part of its property, or any such person shall be appointed without the application or consent of EGTS and such appointment shall continue unstayed or undischarged for a period of sixty (60) days; or EGTS shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against EGTS and shall remain unstayed or undismissed for a period of sixty (60) days; or any judgment, writ, warrant or attachment of execution or similar process shall be issued or levied against a substantial part of the assets of EGTS and such judgment, writ, or similar process shall not be released, stayed, vacated or fully bonded within sixty (60) days after its issue or levy.
Section 3.02    Termination by Notice. This Agreement may be terminated by either party by providing notice to the other at least ninety (90) days in advance of their desire to terminate this Agreement. The termination date as specified in such notice shall then become the Final Maturity Date, with all of the provisions of Article II which pertain to the Loans and the Note to remain applicable thereto.

ARTICLE IV
MISCELLANEOUS

Section 4.01    Books and Records. EGTS covenants and agrees that, so long as this Agreement shall remain in effect, EGTS will keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs.
Section 4.02    Notices. Any communications between the parties hereto or notices provided herein to be given may be given by mailing or otherwise delivering the same to the Vice President, Chief Financial Officer, and Treasurer of EEGH, c/o 6603 West Broad Street, Richmond, Virginia 23230, and to the and Assistant Treasurer of EGTS, c/o 6603 West Broad Street, Richmond, Virginia 23230 or to such other officers or addresses as either party may in writing hereinafter specify.
Section 4.03    Waivers: Remedies Cumulative or Other Instruments Evidencing Indebtedness. No delay or omission to exercise any right, power or remedy accruing to EEGH under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such right, power or remedy. Any waiver, permit, consent or approval of any kind or character on the part of EEGH of any breach or default under this Agreement, or any waiver on the part of EEGH of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Any such waiver shall not constitute a waiver of any subsequent breach or default under this Agreement or of any provision or condition of this Agreement. All remedies, either under this Agreement, the Note, statute or rule of law or equity, or otherwise afforded to EEGH, shall be cumulative and not alternative and may be exercised concurrently or alternatively.
Section 4.04    Governing Law. This Agreement, the Note and any other instrument or agreement now or hereafter required hereunder, shall be governed by, and construed under, the laws of the Commonwealth of Virginia.
Section 4.05    Restrictions. As long as this Agreement remains in effect, EGTS shall not, create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind whatsoever (including without limitation, any conditional sale or other title retention agreement and any capitalized lease obligation having substantially the same economic effect as any of the foregoing), upon any of its property, assets or revenues, whether now owned or hereafter acquired, without the consent of EEGH, except for liens created in the ordinary course of business and liens in existence on the date hereof, as previously disclosed in writing to EEGH.
Section 4.06    Effectiveness. This Agreement shall become effective upon the execution and delivery of this Agreement by EEGH and EGTS. The Agreement constitutes the entire understanding between the parties, and supersedes any and all previous understandings, oral or written, with respect to the subject matter hereof, including the 2020 IRCA (which the parties acknowledge and agree is terminated as of the execution date of this Agreement).
Section 4.07    Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
Section 4.08    Severability. If any provision of this Agreement or the Note or the application thereof to any party thereto shall be invalid or unenforceable to any extent, (i) the remainder of this Agreement and the Note, and (ii) the application of such invalid or unenforceable provisions to any other person thereto, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 4.09    Amendments. No amendment of any provision of this Agreement or the Note shall be effective unless it is in writing and signed by EGTS and EEGH.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers, as of the date first above written.

EASTERN GAS TRANSMISSION AND STORAGE, INC.
By:	/s/ Richard M. Davis
Title:	Richard M. Davis, Assistant Treasurer
EASTERN ENERGY GAS HOLDINGS, LLC
By:	/s/ Scott Miller
Title:	Scott Miller, Vice President, Chief Financial Officer, and Treasurer

EXHIBIT A
FORM OF INTER-COMPANY CREDIT NOTE
$400,000,000    Richmond, Virginia

EASTERN GAS TRANSMISSION AND STORAGE, INC., a Delaware corporation (the “Company”), for value received and in consideration of the execution and delivery by EASTERN ENERGY GAS HOLDINGS, LLC, a Virginia limited liability company (“EEGH”), of that certain Amended and Restated Inter-Company Credit Agreement, dated effective as of March 1, 2023, (the “Agreement”), hereby promises to pay to the order of EEGH, on demand, and in any event on or before one (1) year from the Effective Date of the Agreement, or such other date as shall then be the Final Maturity Date under the Agreement, the principal sum of Four Hundred Million Dollars ($400,000,000) if fully borrowed, or so much thereof as may be outstanding hereunder at such time.
The Company also unconditionally promises to pay interest on the unpaid principal amount of this Note outstanding from time to time, until such principal amount is paid in full, at the rates, at the time and in the manner specified in the Agreement and in accordance with the provisions thereof. Nothing contained in this Note or in the Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law.
This Note is issued by the Company pursuant to the Agreement, to which reference is made for certain terms and conditions applicable hereto. Defined terms used in this Note shall, unless the context otherwise requires, have the same meanings assigned to them in the Agreement.
Both the principal of this Note and interest hereon are payable in lawful money of the United States of America, which will be immediately available on the day when payment shall become due, at the offices of EEGH in the City of Richmond, Virginia. Interest shall be paid on overdue principal hereof and, to the extent legally enforceable, on overdue interest, at the Base Rate as in effect from time to time plus two hundred (200) basis points.
The outstanding principal amount of this Note shall be automatically increased or decreased upon and to the same extent of any increase or decrease in the outstanding aggregate principal amount of the Loans made under the Agreement; provided, however, that at no time shall the outstanding principal amount of this Note exceed Four Hundred Million Dollars ($400,000,000). Increases and decreases in the amounts due and payable by the Company under this Agreement and the Note shall be evidenced in accordance with the terms of the Agreement. Upon payment in full on the Final Maturity Date of the principal of and interest on this Note, this Note shall be canceled and returned to the Company and shall be of no further operation or effect. The obligation of the Company to make the payments required to be made on this Note and under the Agreement and to perform and observe the other agreements on its part contained herein and therein shall be absolute and unconditional and shall not be subject to diminution by set off, counterclaim, defense, abatement or otherwise.
All Loans made under the Agreement shall be made in the form of open account advances, repayable not more than one year from the date of the first advance. All or any portion of the outstanding principal balance hereof, together with interest accrued thereon, shall be payable on demand by EEGH. Without limiting the foregoing, upon the occurrence of an event giving rise to a right on the part of EEGH to terminate the Agreement under Section 3.01 thereof, the maturity of this Note may, at the discretion of EEGH, be accelerated and the principal balance hereof, together with interest accrued thereon, may be declared immediately due and payable as provided in the Agreement.
Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by the Company, except to the extent expressly provided in the Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note is issued with the intent that it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.
IN WITNESS WHEREOF, EASTERN GAS TRANSMISSION AND STORAGE, INC. has caused this Note to be duly executed in its name by its duly authorized officer all as of the date first set forth above .

EASTERN GAS TRANSMISSION AND STORAGE, INC.
By:
Title:

AMENDED AND RESTATED INTER-COMPANY CREDIT NOTE
Up to $400,000,000    Richmond, Virginia
March 1, 2023
EASTERN GAS TRANSMISSION AND STORAGE, INC., a Delaware corporation (the “Company”) and EASTERN ENERGY GAS HOLDINGS, LLC, a Virginia limited liability company (“EEGH”), are parties to that certain Inter-Company Credit Agreement, dated November 1, 2020 (the “2020 IRCA”), that Company and EEGH have agreed to amend and restate with an Amended and Restated Inter-Company Credit Agreement, dated effective as of March 1, 2023 (the “Agreement”).
Company has issued a promissory note dated November 1, 2020 (as amended, the “2020 Note”) under the 2020 IRCA that the Company and EEGH likewise desire to amend and restate and replace with this amended and restated note (the “Note”). Upon its execution, this Note shall replace and supersede the 2020 Note in its entirety (which the parties acknowledge and agree is terminated as of the execution date of this Note).
Company, for value received and in consideration of the execution and delivery by EEGH, of that certain Amended and Restated Inter-Company Credit Agreement, dated effective as of March 1, 2023 (the “Agreement”), hereby promises to pay to the order of EEGH in accordance with the Agreement, the principal sum of any Loans under the Agreement, up to a maximum of Four Hundred Million Dollars ($400,000,000) if fully borrowed, or so much thereof as may be outstanding under the Loans at such time.
The Company also unconditionally promises to pay interest on the unpaid principal amount of this Note outstanding from time to time, until such principal amount is paid in full, at the rates, at the time and in the manner specified in the Agreement and in accordance with the provisions thereof. Nothing contained in this Note or in the Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any applicable law.
This Note is issued by the Company pursuant to the Agreement, to which reference is made for certain terms and conditions applicable hereto. Defined terms used in this Note shall, unless the context otherwise requires, have the same meanings assigned to them in the Agreement.
Both the principal of this Note and interest hereon are payable in lawful money of the United States of America, which will be immediately available on the day when payment shall become due, at the offices of EEGH in the City of Richmond, Virginia. Interest shall be paid on overdue principal hereof and, to the extent legally enforceable, on overdue interest, at the Base Rate as in effect from time to time plus two hundred (200) basis points.
The outstanding principal amount of this Note shall be automatically increased or decreased upon and to the same extent of any increase or decrease in the outstanding aggregate principal amount of the Loans made under the Agreement; provided, however, that at no time shall the outstanding principal amount of this Note exceed Four Hundred Million Dollars ($400,000,000). Increases and decreases in the amounts due and payable by the Company under the Agreement and the Note shall be evidenced in accordance with the terms of the Agreement. Upon payment in full on the Final Maturity Date of the principal of and interest on this Note, this Note shall be canceled and returned to the Company and shall be of no further operation or effect. The obligation of the Company to make the payments required to be made on this Note and under the Agreement and to perform and observe the other agreements on its part contained herein and therein shall be absolute and unconditional and shall not be subject to diminution by set off, counterclaim, defense, abatement or otherwise.
All Loans made under the Agreement shall be made in the form of open account advances, repayable not more than one year from the date of the first advance. All or any portion of the outstanding principal balance hereof, together with interest accrued thereon, shall be payable on demand by EEGH. Without limiting the foregoing, upon the occurrence of an event giving rise to a right on the part of EEGH to terminate the Agreement under Section 3.01 thereof, the maturity of this Note may, at the discretion of EEGH, be accelerated and the principal balance hereof, together with interest accrued thereon, may be declared immediately due and payable as provided in the Agreement.
Presentment for payment, demand, protest and notice of demand, notice of dishonor, notice of non-payment and all other notices are hereby waived by the Company, except to the extent expressly provided in the Agreement. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Note is issued with the intent that it shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.
IN WITNESS WHEREOF, EASTERN GAS TRANSMISSION AND STORAGE, INC., has caused this Note to be duly executed in its name by its duly authorized officer all as of the date set forth above.

EASTERN GAS TRANSMISSION AND STORAGE, INC.,
By:	/s/ Richard M. Davis
Title:	Richard M. Davis, Assistant Treasurer